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                                                                     EXHIBIT 2.8

                             TAX SHARING AGREEMENT


     This Tax Sharing Agreement (the "Agreement") is made by and between Catalytica, Inc. ("Catalytica") and each of the other entities listed on Schedule A annexed hereto, as amended from time to time.

     WHEREAS, Catalytica is the parent of an affiliated group of corporations, as defined in section 1504(a) of the internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, Catalytica, on behalf of its affiliated group, is required to file consolidated federal income tax returns in accordance with section 1501 of the Code and may be required to file consolidated federal income tax returns for subsequent taxable years; and

     WHEREAS, the parties wish to provide for the allocation between them of consolidated federal income tax liability, state and local income tax liability, and certain related matters.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.   DEFINITIONS.

     For purposes of this Agreement, the terms set forth below shall be defined as follows:

     (a) "Group" shall mean Parent (as hereinafter defined) and all other corporations (whether now existing or hereafter formed or acquired) that are required to join with Parent in filing a consolidated federal income tax return.

     (b) "Group Tax Liability" shall mean the consolidated federal income tax liability of the Group reported on the Group's consolidated federal income tax return filed for the taxable year.

     (c) "Member" shall mean any corporation that is required to join with Parent in filing a consolidated federal income tax return, as listed on Schedule A, as amended from time to time.

     (d) "Parent" shall mean (i) Catalytica, (ii) any successor common parent corporation described in Treas. Reg. (S)1.1502-75(d)(2)(i) or (ii), or (iii) any corporation as to which Parent (or a successor corporation described in clause
(ii) hereof) is the "predecessor" within the meaning of Treas. Reg. (S)1.1502-l(f)(1), if such corporation
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acquires Catalytica (or a successor corporation described in clause (ii) hereof)
in a "reverse acquisition" within the meaning of Treas. Reg. (S)1.1502-75(d)(3).

     (e) "Separate Return Tax Liability" shall mean with respect to any Member for any taxable year the hypothetical federal income tax liability of such Member determined on a pro forma basis as if such Member had filed its own separate federal income tax return for such year and calculated by (i) taking into account only losses, credits, carryovers of losses and credits from prior or subsequent years, and other tax attributes of the Member (determined without reference to the effect of the application of the consolidated return regulations on the Member's attributes), all of which attributes are subject to the limitations of the Code that would have been applicable had the Member filed a separate federal income tax return for all taxable years relating to the computation, (ii) imposing a tax on the taxable income of the Member at a rate equal to the rate specified by the Code for the taxable year under each applicable tax provision (including without limitation the taxes imposed under Sections 11, 55 and 1201(a) of the Code), without surtax exemptions, and (iii) employing the methods and principles of accounting, elections and conventions that are used by the Group. The Separate Return Tax Liability of a Member shall include any interest or penalties that would have been shown as due had such Member filed a separate federal income tax return for the taxable year in accordance with this subparagraph (e).

2.   FILING OF RETURNS.

     (a) Parent shall, on a timely basis, file or cause to be filed, consolidated federal income tax returns and estimated tax returns for each taxable year during the term of this Agreement and shall pay in full any tax shown as due thereon. Each Member shall execute and file such consents, elections, and other documentation as may be required or appropriate for the proper filing of such returns. Each Member shall also maintain such books and records and provide such information as Parent may request in connection with the matters contemplated by this Agreement.

     (b) Parent shall have the right, in its sole discretion, to (i) make any elections which are employed in the filing of such returns, including any elections denominated as such in the Code and choice of methods of accounting and depreciation; (ii) determine the manner in which such returns shall be prepared and filed, including without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; (iii) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any such returns; (iv) file, prosecute, compromise or settle any claim for refund; and (v) determine whether any refunds to which the Group may be entitled shall be paid by way of refund or credit against the federal income tax liability of the Group.

     (c) The Group will jointly file state, local and foreign tax returns on a combined, consolidated, unitary, or other method that Parent determines in its sole

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discretion results in a lower overall tax liability for the Group. In the event any such state or local tax returns are filed, all of the provisions of this Agreement shall apply to the extent determined by Parent to the allocation, preparation, filing and payment related to such state and local taxes and returns and shall be applied as is appropriate in the context of the applicable state and local tax laws as determined in the sole discretion of Parent, provided, further, that any benefit realized by the filing of such state and local returns shall remain with Parent.

3.   PAYMENTS.

     For each taxable year of the Group with respect to which a consolidated federal income tax return is filed, Each Member shall make payments to Parent in the following manner:

     (a) Each Member shall pay to Parent the amount of such Member's Separate Return Tax Liability not later than five (5) days before the date on which the Group's consolidated federal income tax return is required to be filed (taking account of any extensions thereof).

     (b) Each Member shall pay to Parent, not later than five (5) days before the date such Member would be required to make a payment of estimated federal income taxes were such Member to file a separate federal income tax return for the taxable year (including any payment due at the time any extension of time for the filing of such hypothetical return is obtained), an amount as determined by Parent in a manner consistent with paragraph 1(e), equal to the portion of such Member's Separate Return Tax Liability that would be due were that Member to file a separate federal income tax return for the taxable year. The Quarterly Estimated Tax Payment shall be determined at the Parent's sole discretion. Any payments made by a Member to Parent under this subparagraph (b) with respect to a taxable year shall be applied to reduce the amount, if any, owing by that Member under subparagraph (a) of this paragraph 3 with respect to such year. Any excess of such payments over the amount determined under subparagraph (a) of this paragraph 3 for such year shall be repaid by Parent to that Member not later than forty-five (45) days after the date on which the Group's federal income tax return is filed or, to the extent that such excess represents all or a part of a tax refund claimed by the Group, not later than forty-five (45) days after the receipt of such refund.

4.   CHANGES IN TAX LIABILITY.

     (a) If with respect to any taxable year (i) the Group files an amended consolidated federal income tax return reporting a consolidated federal income tax liability different from the Group Tax Liability, (ii) the Group Tax Liability or a Member's tax liability is adjusted and such adjustment is part of a final "determination" as that term is defined in section 1313(a) of the Code, or (iii) the Group is assessed and pays federal income taxes in excess of the Group Tax Liability by reason of any of the

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events specified in section 6213(b) or (d) of the Code, then the amounts of the payments required under paragraph 3 shall be recomputed, subject to the limitations of subparagraph (c) of this paragraph 4, to give effect to such amended return, adjustment or assessment, as the case may be. That Member shall then pay to Parent, or Parent shall then pay to that Member, as the case may be, any difference between the amounts determined by such recomputation and the amounts previously paid. Such payments shall be made no later than (i) in the case of an additional payment of tax by the Group due as a result of such amended return, adjustment or assessment, the later of(a) five (5) days before the date on which such additional payment of tax is due or (b) five (5) days after the date on which Parent notifies of the amount of payment due from that Member pursuant to this subparagraph (a); or (ii) where the Group receives a refund arising from such amended return or adjustment, forty-five (45) days after the receipt of such refund.

     (b) If with respect to any taxable year in which the Group files an amended consolidated federal income tax return reporting a consolidated federal income tax liability identical to the Group Tax Liability, then the amounts of the payments required under paragraph 3, subject to the limitations of subparagraph
(c) of this paragraph 4, shall be recomputed to give effect to such amended return. Not later than forty-five (45) days after the filing of such amended return, the affected Member shall pay to Parent, or Parent shall pay to that Member, as the case may be, any difference between the amounts determined by such recomputation and the amounts previously paid.

     (c) If with respect to any taxable year a Member realizes a loss or credit that would be permitted under the Code (taking into account any election under section 172(b)(3) of the Code) to be carried to one or more taxable years that precede such taxable year if such Member had filed a separate federal income tax return for all such taxable years, then the amounts of the payments required under paragraph 3 for such taxable years shall be recomputed to give effect to such carryback; provided, however, that, notwithstanding subparagraphs (a) and
(b) of this paragraph 4, no such recomputation shall be made with respect to any loss or credit carried back to a taxable year beginning before the date hereof or, if later, a taxable year in which such Member was not a Member; provided, further, that no loss or credit that could be carried back to a taxable year beginning before the date hereof in which such Member was a Member shall be considered in determining such Member's Separate Return Tax Liability for any other year. Such Member shall pay to Parent, or Parent shall pay to such Member, as the ease may be, any difference between the amounts determined by such recomputation and the amounts previously paid not later than forty-five (45) clays after the date on which the Group's federal income tax return for the taxable year is filed, or to the extent that such difference represents all or part of a tax refund claimed by the Group, not later than five (5) clays after the receipt of such refund.

     (d) The parties recognize that a recomputation under subparagraphs (a), (b) or (c) of this paragraph 4 of the amounts of the payments required under paragraph 3 for any

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taxable year will not necessarily be the final determination of the amounts of such payments for such year, and the amounts of such payments may be recomputed more than once.

     (e) In the event that a change in the tax liability of the Group arising from an amended return, adjustment or assessment described in subparagraph (a) of this paragraph 4 results or will result in the receipt or payment of interest, or the payment or recovery of penalties in excess of the aggregate interest or penalties included in determining the aggregate Separate Return Tax Liability of a Member, such interest or penalties shall be allocated to such Member as follows: The total amount of such excess interest or penalty shall be multiplied by a fraction, the denominator of which is the amount of the change in the Group Tax Liability on which the interest or penalty is computed, and the numerator of which is the amount of the change in such Member's allocated tax liability, in both cases with respect to the most recent prior computation of the Group Tax Liability and such Member's Separate Return Tax Liability. Such Member shall pay to Parent, or Parent shall pay to such Member, as the case may be, the excess interest or penalties allocated to such Member pursuant to this subparagraph 4(e) at the same time the amounts payable pursuant to subparagraph
(a) of this paragraph 4 become payable.

     (f) Except as provided in paragraph 6, payments made pursuant to subparagraphs (a), (b), (c), (d), or (e) of this paragraph 4 shall not themselves bear interest.

5.   INDEMNIFICATION.

     (a) Each Member agrees to indemnify and hold harmless Parent with respect to any liability for federal income taxes, including any interest thereon, any additions to such taxes and assessable penalties imposed with respect thereto (collectively "Taxes") to the extent that Parent's liability for such Taxes is attributable to the failure of such Member to make the payments required of it pursuant to paragraphs 3 and 4 of this Agreement or to the failure of such subsidiary to comply with subparagraph (a) of paragraph 2 of this Agreement.

     (b) Parent agrees to indemnify and hold each Member harmless with respect to any liability for federal income taxes, including any interest thereon, any additions to such taxes and assessable penalties imposed with respect thereto (collectively, "Taxes"), where such liability arises solely by reason of such Member being severally liable for any taxes of the Group pursuant to Treas. Reg.
(S) 1.1502-6; provided, however, that such Member shall not be entitled to indemnification by Parent pursuant to this paragraph 5 unless such Member has made all payments required of it pursuant to paragraph 3 and 4 of this Agreement and fully complied with subparagraph (a) of paragraph 2 of this Agreement.

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     (c) Payment pursuant to the indemnity provided in this paragraph 5 shall be made within ten (10) days of notice that a payment requiring indemnification under this paragraph 5 has been made by the Parent.

6.   DEFAULT INTEREST.

     Where payment required by this Agreement to be made from one party to another is not made within the time provided, the amount not timely paid shall bear interest at the rate established pursuant to section 6621 (a)(2) of the Code.

7.   TERMINATION OF AFFILIATION.

     (a) In the event that a Member ceases to be included in the Group but continues to be a corporation subject to federal income tax, this Agreement, except as provided in paragraphs 5 and 7 of this Agreement, shall terminate.

     (b) Parent and each former Member shall consult and furnish each other with information concerning the status of any tax audit or tax refund claim relating to a taxable year in which such Member was a Member and a consolidated federal income tax return was filed. Parent shall have the right to make the final determination as to the response of the Group to any audit and shall have the sole right to control, at its own expense, any contest of any change proposed and any proposed disallowance of a refund claim by the Internal Revenue Service through the Appeals Office of the Internal Revenue Service and the courts in connection with any taxable year for which this Agreement is in effect.

     (c) Each Member shall reimburse Parent to the extent that such Member received a payment under this Agreement on account of (or payments made by it under this Agreement were reduced by) any loss or credit that remains an attribute of such Member (i.e., the loss or credit was not absorbed by the Group
                          ----
in calculating the Group Tax Liability).

     (d) Payments which would have been required under paragraphs 3 and 4 of this Agreement to or by a Member, were such Member still a Member, with respect to those taxable years as to which such Member was a Member, shall be so made in accordance with principles analogous to those set forth in such paragraphs and at the times set forth therein; provided, however, that no such payments shall be made on account of any loss or credit realized by a Member in a year in which such Member was not a Member that may be carried back to a taxable year in which a Member was a Member.

8.   RESOLUTION OF DISPUTES.

     Any dispute or ambiguity concerning the amount of any payment provided for under this Agreement shall be resolved by Parent in a manner consistent with the principles and procedures set forth in this Agreement. The judgment of Parent shall be conclusive and binding upon each of the parties to this Agreement.

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9.   EFFECTIVE DATE.

     This Agreement shall be effective on the date first above written and shall remain in effect for each taxable year thereafter in which any Member is included in a consolidated federal income tax return filed by Parent.

10.  INFORMATION AND EXPENSES.

     Parent is authorized to retain accountants and attorneys for the purpose of preparing the Group's tax returns provided for herein, and each Member agrees to pay all the costs incurred by such Member in furnishing records, documents or information in the form requested by Parent in connection with the preparation of any such returns. Each Member shall promptly provide Parent with such records, documents and information as Parent shall request in connection with the preparation of such returns. Parent shall be authorized to retain accountants and attorneys for the purpose of preparing any of the refund claims provided for herein, and of representation in connection with any Member disputes with the IRS. In cases where the action taken is Member specific or where any Member has agreed that the action taken is appropriate, such Member" agrees to pay the costs reasonably allocated to it by Parent of employing such attorneys and accountants (including associated court costs), and to bear the costs incurred by it in furnishing records, documents and testimony in connection with any such matter.

11.  MISCELLANEOUS PROVISIONS.

     (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior written, oral or implied understandings, representations and agreements among the parties with respect thereto. No alteration, amendment, or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

     (b) This Agreement shall be binding upon and inure to the benefit of each party hereto, its respective successors and assigns.

     (c) This Agreement is not intended to benefit any person other than the parties hereto, each of their respective successors and assigns. No person not
(i) a party or (ii) a party's successor or assign shall be a third party beneficiary hereof.

     (d) This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of California (regardless of the laws that might be applicable under principles of conflicts of laws).

     (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     (f) The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     (g) Any notice or other communication required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the others):

     If to Parent:

     Catalytica, Inc.
     430 Ferguson Drive
     Mountain View, CA 94043
     Attn:  Ricardo B. Levy

     If to a Member:

     See the address set forth on Schedule A
     Attn:  Lawrence Briscoe

Any such notice or communication shall be effective and be deemed to have been given as of the dates delivered or mailed, as the case may be; provided that any notice or communication changing any of the addresses set forth above shall be effective and deemed to have been given only upon its receipt.

     (h) Where the context so requires, the word "person" shall include a corporation, firm, partnership or other form of association or entity.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth below, with the effective date as to each Member the date such Member joined the Group.

                            CATALYTICA, INC.

                            By: /s/ Ricardo B. Levy
                                __________________________________________

                            Date: 3/4/99
                                 _________________________________________


                            CATALYTICA BAYVIEW, INC.

                            By: /s/ Lawrence W. Briscoe
                                __________________________________________

                            Date: 3/4/99
                                 _________________________________________


                            CATALYTICA COMBUSTION SYSTEMS, INC.

                            By: /s/ Lawrence W. Briscoe
                                __________________________________________

                            Date: 3/4/99
                                 _________________________________________


                            CATALYTICA ADVANCED TECHNOLOGIES, INC.

                            By: /s/ Lawrence W. Briscoe
                                __________________________________________

                            Date: 3/4/99
                                 _________________________________________
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                                  Schedule A
                                  ----------

                   LIST AND ADDRESSES OF MEMBER CORPORATIONS


Catalytica Bayview, Inc.
430 Ferguson Drive
Mountain View, CA  94043

Catalytica Combustion Systems
430 Ferguson Drive
Mountain View, CA  94043

Catalytica Advanced Technologies, Inc.
430 Ferguson Drive
Mountain View, CA  94043